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EXHIBIT 10.66
VIA FAX AND FEDERAL EXPRESS
December 7, 2004
David L. Snitman, Ph.D.
Chief Operating Officer
Array BioPharma, Inc.
3200 Walnut Street
Boulder, CO 80301
RE: Amendment No. 4 to the Drug Discovery Collaboration Agreement
Dear Dr. Snitman:
As you know, InterMune, Inc. (“InterMune”) and Array BioPharma Inc. (“Array”) are parties to that certain Drug Discovery Collaboration Agreement dated September 13, 2002, as amended May 8, 2003, January 7, 2004 and September 10, 2004 (collectively, the “Agreement”). The parties agree that the Agreement is hereby amended as follows, effective as of the date of this letter (“Amendment Effective Date”):
1.	The first sentence of Section 5.1.1 of the Agreement is hereby amended in its entirety to read as follows:

“InterMune agrees to pay Array research funding for the conduct of the Research Collaboration quarterly, in advance, in an amount equal to one quarter (1/4) of [ * ] (or, if lesser, the number of Array FTEs scheduled in the Research Plan to be provided by Array in the upcoming quarter), multiplied by the applicable Array FTE Rate (as defined below in Section 5.1.2).”

2.	The last sentence of Section 5.1.1 of the Agreement is hereby amended in its entirety to read as follows:

“In no event shall InterMune be required to fund a greater number of Array FTEs in any calendar quarter than one quarter (1/4) of [ * ], or, if lesser, those provided in the Research Plan for Array to provide in such quarter.”

3.	Array hereby acknowledges that (a) it devoted [ * ] to the conduct of the Research Collaboration during November 2004, and (b) it will devote [ * ] to the conduct of the Research Collaboration during December 2004. The Joint Research Committee shall amend the Research Plan to reflect such number of FTEs. Upon execution of this Amendment No. 4, InterMune shall pay to Array an amount equal to [ * ] of the current FTE rate to fund such FTEs during such period.

4.	The Agreement is hereby amended to insert a new Section 4.2.1, and, as a result, the old sections 4.2.1, 4.2.2, 4.2.3 and 4.2.4 are hereby renumbered to be new Sections 4.2.2, 4.2.3, 4.2.4 and 4.2.5:

“4.2.1 Immediately upon receipt by Array of a cash payment of [ * ] with respect to a particular Lead Compound, Array shall [ * ]. It is understood and agreed that the provisions of this Section 4.2.1 shall not apply to any [ * ], nor shall such provisions affect InterMune’s license under Section 4.2.2. Array hereby acknowledges the prior payment of a cash payment of [ * ] with respect to [ * ], and shall immediately following the Amendment Effective Date [ * ].”

5.	Section 4.3 of the Agreement is hereby amended in its entirety to read as follows:

“Subject to the terms and conditions of this Agreement, including, without limitation, the limitation on Array’s rights hereunder set forth in the last sentence of this Section 4.3, InterMune hereby grants to Array a worldwide, non-exclusive, transferable, royalty-free right and license, with the right to grant and authorize sublicenses, under InterMune’s interest in the Collaboration Technology, to exploit the same other than in the research, development, making, having made, using, importing, offering for sale or selling Hit Compounds, Lead Compounds or Products worldwide. To the extent that any Collaboration Technology included in the license granted to Array under this Section 4.3 comprises a claim of a patent or patent application, the subject matter of which was invented solely by Array personnel, Array’s license under such patent claim(s) to exploit the same other than in the research, development, making, having made, using, importing, offering for sale or selling Hit Compounds, Lead Compounds or Products worldwide shall be exclusive. Notwithstanding the foregoing, Array’s license under this Section 4.3 shall not include any right to make, have made, use or sell any chemical entity, the composition of matter of which is claimed in a Collaboration Patent assigned by Array to InterMune pursuant to Section 4.2.1 above.”

6.	Section 4.6 of the Agreement is hereby amended by adding, in the parenthetical, following the words “in exercise of the” the following phrase: “intellectual property rights assigned or” and replacing “4.2.1” with “4.2.”

7.	Section 5.2 of the Agreement is hereby amended by replacing the last sentence with the following:

“For clarity, this means that as between the Parties, InterMune is responsible for the costs of activities in exercise of its rights under Section 4.2.”

8.	Section 5.4.3 of the Agreement is hereby amended by adding the following as the last sentence:

“[ * ].”

9.	Section 8.1.2 of the Agreement is hereby amended by replacing the last sentence with the following:
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“Such joint ownership shall be in accordance with the default rights enjoyed by co-inventors under U.S. patent law in the absence of a written agreement to the contrary (throughout the world to the maximum extent permitted by law), such that, without limitation and except as restricted by the assignment provisions of Section 4.2, licenses granted in Sections 4.1 and 4.2, financial commitments set forth in Article 5 and prosecution and enforcement provisions set forth in this Article 8, each Party may practice the subject matter of the jointly owned Collaboration Patents without a duty of accounting to the Party.”

10.	The Agreement is amended by including a new Section 8.1.4 of the Agreement:

“8.1.4. Array shall, and shall cause its employees and agents to, promptly execute all papers and instruments as are necessary (i) to fully effect the assignment of ownership of Collaboration Patents provided for in Section 4.1.2, and (ii) to enable InterMune to record any such assignment in any country.”

11.	Section 8.2.1 of the Agreement is hereby amended by adding the following sentence at the end thereof:

“InterMune shall use reasonable efforts to prosecute the Collaboration Patents so that there will be claims specifically directed to the making, having made, use and sale of compositions of matter, including, without limitation, Hit Compounds, Lead Compounds and Products, and (as appropriate based on the disclosure) other claims in separate Collaboration Patents specifically directed to areas included within Array’s license set forth in Section 4.3, such as, for example, by the filing of divisional patent applications.”

12.	Section 8.2.1 of the Agreement is hereby amended by adding the following sentence as the third sentence of such Section:

“Notwithstanding the foregoing, following assignment of a Collaboration Patent pursuant to Section 4.2.1, InterMune shall only be required to keep Array fully informed as to patent matters relating to claims contained in any such Collaboration Patent as to which Array has license rights under Section 4.3.”

13.	The Agreement is hereby amended to include the following Section 8.3.3:

“8.3.3 Array. In the event that a Party believes a Third Party is infringing any Collaboration Patent right included within the license granted Array pursuant to Section 4.3 above, Array shall have the right, but not the obligation, to take reasonable legal action to enforce such Collaboration Patent and defend any declaratory judgment action relating to such infringement, at its sole cost and expense. Array shall keep InterMune reasonably informed of the progress of any such enforcement action as it relates to such Collaboration Patent, and Array shall not enter into any settlement or other agreement or make any other admission that relates to the validity or enforceability of any such Collaboration Patent owned or Controlled by InterMune without the prior written consent of InterMune, which consent shall not be unreasonably withheld. Any amount recovered by Array in an action brought pursuant to this Section 8.3.3 shall be retained by Array.
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To the extent that InterMune has to be joined in any legal action pursuant to this Section 8.3.3, InterMune shall be entitled to employ counsel of its choosing and to reimbursement by Array for reasonable attorneys’ fees and expenses incurred in connection with such activities.”

14.	Section 8.3.3 of the Agreement is hereby renumbered to be new Section 8.3.4, and is hereby amended by adding, at the end of the third line thereof, after the phrase “Collaboration Patent or Preparatory Patent”, the following phrase: “pursuant to Section 8.3.2”.

15.	Section 12.2 of the Agreement is hereby amended by adding the following sentence at the end thereof:

Any such dispute related to payment obligations or alleged breaches thereof shall be resolved by binding arbitration in accordance with Section 13.12.

16.	Section 12.4 of the Agreement is hereby deleted in its entirety.

17.	Section 12.5.3 of the Agreement is hereby amended in its entirety to read as follows:

“12.5.3 Survival Sections. Articles 1, 6, 9, 11 and 13 and Sections 2.7 and 8.1.2 of this Agreement shall survive the expiration or termination of this Agreement for any reason. In the event of termination by InterMune under Section 12.2 or 12.3, Section 4.1, 4.2, 5.3, 5.4 and 8.2.1 shall survive such termination in addition to the above-referenced Articles and Sections; InterMune shall have the [ * ] right to enforce the Collaboration Patents and Primary Preparatory Patents (as defined in Section 8.2.2) assigned or licensed to InterMune hereunder against infringing products that would be competitive with Products; and Article 9 shall survive until five (5) years after the last payment obligation hereunder expires. In the event of termination by Array under Section 12.2 or 12.3, Sections 4.3, 5.3 and 5.4 shall survive such termination in addition to the above-referenced Articles and Sections; and InterMune shall immediately grant to Array a worldwide, non-exclusive, fully paid-up license under InterMune’s interest in the Collaboration Patents previously assigned to InterMune pursuant to Section 4.1.2 to research, develop, make, have made, use, import, offer for sale and sell Hit Compounds, Lead Compounds and Products; provided that, to the extent that any such assigned Collaboration Patent was invented solely by Array personnel, Array’s license under such Collaboration Patent shall be exclusive. InterMune shall ensure that any licenses of Collaboration Patents granted by InterMune or its Affiliates to third parties are made subject to Array’s license grant-back rights set forth in this Section 12.5.3.”

18.	The Agreement is hereby amended to include the following Section 13.12 and, as a result, the old sections 13.12, 13.13, 13.14, 13.15 and 13.16 are hereby renumbered to be new Sections 13.13, 13.14, 13.15, 13.16 and 13.17:

“13.12 Short-Form Arbitration. If the Parties do not agree upon a payment dispute under Section 12.2, then such matters in issue shall be determined by binding arbitration conducted pursuant to this Section 13.12 by one (1) arbitrator. In such arbitration, the arbitrator shall be a mutually acceptable, independent, conflict-free individual not affiliated with either Party, with scientific, technical and regulatory experience with
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respect to development of pharmaceutical products. If the Parties are unable to agree on an arbitrator, the arbitrator shall be an independent expert meeting the criteria set forth in the immediately preceding sentence selected by the American Arbitration Association within seven (7) days of being approached by a Party. Within fifteen (15) days of designation of the expert hereunder, each Party shall prepare and submit to the expert and to the other Party a written statement setting forth its position with respect to the substance of the dispute. Each Party shall have an additional ten (10) days from receipt of the other Party’s submission to submit a written response thereto. The expert shall have the right to meet with the Parties, either alone or together, as necessary to make a determination. The arbitration shall take place in the county in which the executive offices of the Party which is alleged to be in breach are situated. The expert shall select one of the Party’s positions as his decision, and shall not have authority to render any substantive decision other than to so select the position of either InterMune or Array. The costs of such arbitration (including without limitation, the costs of the expert) shall be shared equally by the Parties, and each Party shall bear its own expenses in connection with such arbitration. Any such arbitration shall to the greatest extent possible, be concluded within sixty (60) days after designation of the expert hereunder.”

19.	Section 13.15 of the Agreement is hereby amended by adding the following phrase at the beginning thereof:

“Except as set forth in Sections 12.2 and 13.12 of this Agreement,”
Except as set forth above, all terms and conditions of the Agreement will remain in full force and effect. Any capitalized term used herein and not otherwise defined will have the same meaning as set forth in the Agreement.
In consideration of the current [ * ] of Collaboration Patents described in Section 4 above, and the amendment to the rights of InterMune set forth in this Amendment No. 4, InterMune shall pay to Array a [ * ] within [ * ] of the Amendment Effective Date. In addition, InterMune agrees to pay to Array [ * ] as a cash payment pursuant to Section 4.2.1 of the Agreement with respect to [ * ]. Following receipt of such payment, Array shall immediately effectuate [ * ]. Array acknowledges its continuing obligation to [ * ] Collaboration Patents as set forth in Section 4.2.1 of the Agreement.
Please acknowledge your agreement to the above by having an authorized Array representative countersign both enclosed copies of this Amendment No. 4 where indicated below, and returning one original to the attention of Gloria Lopez. Contracts Administrator, at InterMune. We would be happy to proceed based on receipt of a facsimile copy while awaiting the original.
Sincerely,
/s/ Larry Blatt
Larry Blatt
Vice President of Biopharmacology Research
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Acknowledged and Agreed:

ARRAY BIOPHARMA, INC.

By:	/s/ David L. Snitman

Name:	David L. Snitman

Title:	COO

Date:	12-8-04

cc:	Paul Resnick, InterMune
General Counsel, Array BioPharma
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